THE TAIWAN FUND, INC. REVIEW
March 2009

HSBC Global Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: +886-2-2325-7888
Taipei 106, Taiwan	Fax: +886-2-2326-8298
Portfolio Review
Market Review:

The Taiwan Stock Exchange Index (“TAIEX”) increased by 17.78% in U.S. Dollar terms in March. Proprietary traders and foreign investors respectively net bought NT$1.33 billion and NT$13.37 billion, while local institutions net sold NT$2.48 billion. The pulp & paper and construction sectors outperformed relative to the TAIEX, with an increase of 30.8% and 32.77% month-over-month (“MoM”) in NT dollar terms, respectively. On the other hand, the steel and food sectors underperformed despite an increase of 4.56% and 9.32% MoM in NT dollar terms, respectively. On the economic front, Taiwan’s Consumer Price Index (“CPI”) in February was down by 1.31% year-over-year (“YoY”). The seasonally adjusted unemployment rate rose to 5.63% in February, 0.30% higher than the previous month. According to Customs’ records, Taiwan’s exports in February decreased by 28.6% YoY to US$12.59 billion and were negative for the sixth consecutive month. Export orders in February were down by 22.27% YoY.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) underperformed its benchmark by 7.23% in March, largely because of its significant cash position (approximately 20%) of assets. An underweight position in the steel sector contributed positively to the Fund’s performance, while an overweight position in the operator sector and an underweight position in the construction sector negatively contributed to the Fund’s performance.
Investment Strategy:

In March, the TAIEX had its strongest rebound resulting in the best performing month since 2002. The extraordinary strength of the rebound can be attributed to the trend-reversing NT dollar appreciation, accelerating capital repatriation, retail short covering ahead of annual general meeting as well as restocking orders. The key driving force behind the recent TAIEX uptrend appears to be the liquidity rally led by local retail investors. In view of the low interest rate environment and rising money supply in Taiwan, we believe this abundance of liquidity remains firmly in place. Further, the key threat to the performance of the TAIEX is the reality check of 1Q09 results of the profitability of restocking orders. However, if the results fail to meet high expectations, it is inevitable that the TAIEX will undergo a correction. During March 2009, the Fund maintained a high cash balance in part to facilitate the transition from investing through a contractual local trust structure to a direct investment structure following the approval by stockholders of a new form of investment advisory contract. The Fund anticipates that it will reduce its cash position as it starts to focus on companies expected to benefit from structural changes resulting from Taiwan’s reconnection with the regional economy. In terms of sector allocation, the Fund has a slightly overweight position in defensive technology (i.e. operators) and underweight positions in cyclicals and financials.
Total Fund Sector Allocation

	% of	% of
As of 3/31/09	Total Fund	TAIEX
Computer Service and Software	—	0.2
Electronic Components	—	3.6
Electronics Distribution	3.7	1.0
IC Design	11.8	4.4
PC & Peripherals	4.8	7.4
Optoelectronic	6.6	6.7
Other Electronic	6.0	6.0
Semiconductor Manufacturing	11.1	15.4
Telecommunications	16.8	10.3
Construction/Cement/Glass	4.9	3.3
Food	4.3	1.3
Plastics/Chemicals	4.5	8.0
Textiles	1.3	1.7
Electric Machinery/Appliance	—	1.3
Tourism/Paper/Biotech	1.4	1.1
Iron & Steel	3.1	3.3
Automobile/Rubber	1.4	1.6
Transportation	—	2.7
Wholesale & Retail	5.3	1.1
Miscellaneous (Footwear/Others)	—	1.9
Petroleum Services	2.8	4.9
Financial Services	10.2	12.8

Total	100.0	100.0
Cash	—	-

Technology	60.8	55.0
Non-Technology	29.0	32.2
Financial	10.2	12.8

Total Net Assets: US$194.622 Million
Top 10 Holdings of Total Fund Portfolio

As of 3/31/09	% of Total Portfolio
Taiwan Semiconductor Manufacturing Co., Ltd.	9.32

MediaTek, Inc.	6.09

Hon Hai Precision Industry Co., Ltd.	6.00

Chunghwa Telecom Co., Ltd.	5.91

Taiwan Mobile Co., Ltd.	3.75

Synnex Technology International Corp.	3.68

President Chain Store Corp.	3.41

Au Optronics Corp.	3.21

China Steel Corp.	3.05

Far EasTone Telecommunications Co., Ltd.	3.00

Total	47.42

NAV: US$10.48 Price: US$9.61 Discount: -8.3% No. of Shares: 18.57 Million
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Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index(d)
One Month	10.55%	17.78%	17.78%
Fiscal Year to Date (c)	-32.07%	-31.19%	-30.73%
One Year	-45.33%	-45.53%	-42.55%
Three Years	-10.24%	-8.98%	-5.01%
Five years	-2.95%	-4.94%	-1.07%
Ten Years	-2.13%	-2.97%	N/A
Since Inception	7.34%	7.74%	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
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Premium/Discount of TWN

Market Data

	As of 02/28/09	As of 03/31/09
TAIEX	4557.15	5210.84
% change in NTD terms	7.28	14.34
% change in USD terms	3.15	17.78
NTD Daily avg. trading volume (In Billions)	69.42	94.60
USD Daily avg. trading volume (In Billions)	1.99	2.79
NTD Market Capitalization (In Billions)	11678.20	13277.50
USD Market Capitalization (In Billions)	334.32	391.53
FX Rate: (NT$/US$)	34.9315	33.9120
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Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Wiesenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang
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